Runway Growth Finance Corp. Reports First Quarter 2025 Financial Results

Delivered Total and Net Investment Income of $35.4 million and $15.6 million, Respectively

Investment Portfolio of $1.0 billion

Conference Call Today, Monday, May 12, 2025 at 5:00 p.m. ET

MENLO PARK, Calif., May 12, 2025—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today announced its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

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Total investment income of $35.4 million
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Net investment income of $15.6 million, or $0.42 per share
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Net asset value of $503.3 million, or $13.48 per share
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Dollar-weighted annualized yield on debt investments of 15.44%
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Three investments completed in existing portfolio companies, representing $50.7 million in funded investments
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Aggregate proceeds of $71.9 million in principal prepayments and $3.7 million from scheduled amortization
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Aggregate proceeds of $38.1 million in equity sale proceeds, resulting in net realized gains of $7.4 million
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Total net realized gains on investments of $6.1 million

Second Quarter 2025 Distributions

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Declared second quarter 2025 regular dividend of $0.33 per share
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Declared second quarter 2025 supplemental dividend of $0.02 per share

“In the first quarter of 2025, Runway Growth advanced its platform strategy, enhancing origination channels as we seek to maximize our portfolio,” said David Spreng, Founder and CEO of Runway Growth. “For the first quarter, we delivered net investment income of $15.6 million, comfortably covered our quarterly distributions, and executed on three investments in existing portfolio companies. As officially part of the broader BC Partners platform, we believe we have ample liquidity to move both opportunistically and selectively when the right investments arise. Looking ahead, we are well positioned to optimize our portfolio while maintaining credit-first underwriting practices as we deliver strong returns for our shareholders.”

First Quarter 2025 Operating Results

Total investment income for the quarter ended March 31, 2025 was $35.4 million, compared to $40.0 million for the quarter ended March 31, 2024.

Net investment income for the quarter ended March 31, 2025 was $15.6 million, or $0.42 per share, compared to $18.7 million, or $0.46 per share, for the quarter ended March 31, 2024.

The Company's dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2025 was 15.4%. The Company calculates the yield on dollar-weighted debt investments for any period measured as (1) total investment-related income during the period divided by (2) the daily average of the fair value of debt investments, including investments on non-accrual status, outstanding during the period.

Total operating expenses for the quarter ended March 31, 2025 were $19.8 million, compared to $21.3 million for the quarter ended March 31, 2024.

Net realized gain on investments was $6.1 million for the quarter ended March 31, 2025, compared to no net realized gains or losses for the quarter ended March 31, 2024.

For the quarter ended March 31, 2025, net change in unrealized loss on investments was $19.8 million, compared to a net change in unrealized loss on investments of $6.6 million for the comparable prior year period.

Portfolio and Investment Activity

As of March 31, 2025, Runway Growth’s investment portfolio had an aggregate fair value of $1.0 billion in 52 companies, comprising $946.4 million in term loans, 97.9% of which are senior secured loans, and $57.8 million in warrants and other equity-related investments.

During the first quarter of 2025, Runway Growth funded three investments in existing portfolio companies, representing $15.3 million in funded loans, which is net of refinances of $35.0 million and upfront loan origination fees of $0.4 million.

Total portfolio investment activity for the three months ended March 31, 2025 and 2024 was as follows:

	Three Months Ended March 31,
	2025	2024
Beginning investment portfolio	$1,076,840	$1,067,009
Purchases of investments	15,320	24,642
PIK interest	3,260	4,176
Sales and prepayments of investments	(74,978)	(34,449)
Scheduled repayments of investments	(3,665)	(413)
Sales and maturities of U.S. Treasury Bills	-	(42,029)
Amortization of fixed income premiums or accretion of discounts	1,189	4,013
Net realized gain (loss) on investments	6,057	-
Net change in unrealized gain (loss) on investments	(19,790)	(6,617)
Ending investment portfolio	$1,004,233	$1,016,332

Net Asset Value

As of March 31, 2025, net asset value per share was $13.48, compared to $13.36 as of March 31, 2024. Total net assets at the end of the first quarter of 2025 was $503.3 million, down 4.9% from $529.5 million as of March 31, 2024.

For the quarter ended March 31, 2025, our net increase in net assets resulting from operations was $1.9 million, or $0.05 per share, compared to a net increase in net assets resulting from operations of $12.0 million, or $0.30 per share, for the quarter ended March 31, 2024.

Liquidity and Capital Resources

As of March 31, 2025, the Company had approximately $315.4 million in available liquidity, including unrestricted cash and cash equivalents of $18.4 million and $297.0 million in available borrowing capacity under the Company’s credit facility, subject to existing terms, advance rates and regulatory and covenant requirements.

The Company ended the quarter with a core leverage ratio of approximately 99%, compared to 108% for the quarter ended December 31, 2024.

Distributions

On May 7, 2025, the Company’s board of directors (the "Board of Directors") declared a regular quarterly distribution of $0.33 per share and a supplemental distribution of $0.02 per share for stockholders of record as of May 19, 2025, each payable on June 3, 2025.

Recent Developments

The Company evaluated events subsequent to March 31, 2025 through May 12, 2025, the date the consolidated financial statements were issued. There have been no subsequent events that occurred during such period that would require recognition or disclosure, except as disclosed below.

Borrowings

On April 7, 2025, the Company entered into the Master Note Purchase Agreement, dated April 7, 2025 (the “Note Purchase Agreement”), governing the issuance of 7.51% Series 2025A Senior Notes due April 7, 2028 (the “Series 2025A Notes”), in aggregate principal amount of $107.0 million, to institutional investors in a private placement.

The Series 2025A Notes have a fixed interest rate of 7.51% per year. The Company used the net proceeds from the offering of the Series 2025A Notes to repay outstanding indebtedness, make investments in accordance with the Company’s investment objective and investment strategy, and for other general corporate purposes of the Company.

The Series 2025A Notes will mature on April 7, 2028 unless redeemed, purchased or prepaid prior to such date by the Company in accordance with the terms of the Note Purchase Agreement. Interest on the Series 2025A Notes will be due semiannually on April 7 and October 7 of each year, beginning on October 7, 2025. In addition, the Company is obligated to offer to repay the Series 2025A Notes at par (plus accrued and unpaid interest to, but not including, the date of prepayment) if certain change in control events occur. Subject to the terms of the Note Purchase Agreement, so long as no Default or Event of Default (each as defined in the Note Purchase Agreement) shall then exist, at any time on or after October 7, 2027, the Company may, at its option, prepay all or any part of the 2025A Notes at 100% of the principal amount so prepaid, together with, in each case, accrued interest to the prepayment date.

The Note Purchase Agreement contains customary terms and conditions for senior notes issued in a private placement, including, without limitation, affirmative and negative covenants related to information reporting, maintenance of the Company’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, and a regulated investment company under the Internal Revenue Code of 1986, as amended, minimum shareholders’ equity, minimum asset coverage ratio and maximum secured debt ratio. The Note Purchase Agreement also contains customary events of default with customary cure and notice periods.

Recent Portfolio Activity

From April 1, 2025 through May 12, 2025, the Company completed $40.0 million of additional debt commitments, of which $27.0 million was funded upon closing.

Share Repurchase Program

On May 7, 2025, the Board of Directors approved a repurchase program (the “New Repurchase Program”) under which the Company may repurchase up to $25.0 million of its outstanding common stock. Under the New Repurchase Program, purchases may be made at management’s discretion from time to time in open-market transactions, in accordance with all applicable securities laws and regulations. If not renewed, the New Repurchase Program will terminate upon the earlier of (i) May 7, 2026 or (ii) the repurchase of $25.0 million of the Company's outstanding shares of common stock.

Conference Call

Runway Growth will hold a conference call to discuss its first quarter ended March 31, 2025 financial results at 2:00 p.m. PT (5:00 p.m. ET) on Monday, May 12, 2025. To participate in the conference call or webcast, participants should register online at the Runway Investor Relations website. The earnings call can also be accessed through the following links:

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Conference Call
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Webcast

A live webcast will be available in the investor section of the Company’s website, and will be archived for 90 days following the call.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, and in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2025, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Taylor Donahue, Prosek Partners, tdonahue@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Investments at fair value:
Non-control/non-affiliate investments at fair value (cost of $1,039,965 and $1,038,135, respectively)	$997,359	$1,005,328
Affiliate investments at fair value (cost of $4,551 and $59,198, respectively)	—	64,572
Control investments at fair value (cost of $6,550 and $6,550, respectively)	6,874	6,940
Total investments at fair value (cost of $1,051,066 and $1,103,883, respectively)	1,004,233	1,076,840
Cash and cash equivalents	18,356	5,751
Interest and fees receivable	8,730	8,141
Other assets	1,577	623
Total assets	1,032,896	1,091,355
Liabilities
Debt:
Credit facility	253,000	311,000
2026 Notes	95,000	95,000
2027 Notes	152,250	152,250
Unamortized deferred financing costs	(8,043)	(5,918)
Total debt, less unamortized deferred financing costs	492,207	552,332
Distributions payable	13,445	—
Incentive fees payable	14,045	14,106
Interest payable	7,656	7,743
Accrued expenses and other liabilities	2,253	2,305
Total liabilities	529,606	576,486
Net assets
Common stock, par value	373	373
Additional paid-in capital	557,992	557,992
Accumulated undistributed (overdistributed) earnings	(55,075)	(43,496)
Total net assets	$503,290	$514,869

Shares of common stock outstanding ($0.01 par value, 100,000,000 shares authorized)	37,347,428	37,347,428
Net asset value per share	$13.48	$13.79

RUNWAY GROWTH FINANCE CORP.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Investment income
From non-control/non-affiliate investments:
Interest income	$30,109	$34,455
Payment-in-kind interest income	3,651	4,207
Dividend income	318	—
Fee income	229	620
From affiliate investments:
Interest income	646	599
Fee income	256	—
Other income	189	128
Total investment income	35,398	40,009
Operating expenses
Management fees	4,009	3,952
Incentive fees	3,929	4,668
Interest and other debt financing expenses	10,287	10,860
Professional fees	454	662
Administration agreement expenses	625	564
Insurance expense	155	208
Tax expense	110	2
Other expenses	230	429
Total operating expenses	19,799	21,345
Net investment income	15,599	18,664
Net realized and net change in unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(2,886)	—
Net realized gain (loss) on affiliate investments	8,943	—
Net realized gain (loss) on investments	6,057	—
Net change in unrealized gain (loss) on non-control/non-affiliate investments	(9,799)	(5,065)
Net change in unrealized gain (loss) on affiliate investments	(9,925)	(1,552)
Net change in unrealized gain (loss) on control investments	(66)	—
Net change in unrealized gain (loss) on investments	(19,790)	(6,617)
Net realized and unrealized gain (loss) on investments	(13,733)	(6,617)
Net increase (decrease) in net assets resulting from operations	$1,866	$12,047
Net investment income per common share (basic and diluted)	$0.42	$0.46
Net increase (decrease) in net assets resulting from operations per common share (basic and diluted)	$0.05	$0.30
Weighted average shares outstanding (basic and diluted)	37,347,428	40,392,255